                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 24, 2003, relating to the financial statements and financial highlights which appears in the May 31, 2003 Annual Report to Shareholders of Nuveen Georgia Municipal Bond Fund, Nuveen Louisiana Municipal Bond Fund, Nuveen North Carolina Municipal Bond Fund and Nuveen Tennessee Municipal Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors, Custodian and Transfer Agent" in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois
September 26, 2003